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1 (814) ARR-IVED
(814) 277-4833

Ryan ME


FULLY RESERVED







$90,710
RESERVED

The Luna

3 BED 3 BATH 1697 SQ FT

FULLY RESERVED

100% RESERVED

172	$215,000	$1,695	69.8%
INVESTORS	PURCHASE PRICE	MONTHLY RENT	FINANCING

This 3-bedroom, 3-bathroom home features an amazing kitchen with an island and granite countertops. The high ceilings and open floorplan make it feel even larger than its 1,697 square feet. The home also features a small balcony upstairs and a screened in backyard porch. Located in a cute cul-de-sac, this property is just a few minutes walk to the local elementary and middle schools.

We're currently taking reservations for this property while we onboard it to our platform. We anticipate shares will be ready to purchase in 2-3 weeks. We'll notify investors when it's time to finalize the investment.

Rent Status: Seeking Tenant

Financing

69.8%
FINANCING

HOME LOAN
$150,000

HOME EQUITY
$65,000

INTEREST RATE	4.625%
HOLD PERIOD	5 - 7 years

The Market

Columbia, SC, Market Information

Columbia, South Carolina is a popular market with millennials and retirees. The market routinely ranks highly for its livability, business


Lexington

and job opportunities, and public education.

The metro area of Columbia is well educated. Over 40% of the adult population has at least a Bachelor's degree, and the city is home to the University of South Carolina. The market has a diversified economy, with major sectors including information technology, insurance, military, manufacturing, and health care. Additionally, Columbia is the capital of South Carolina, which brings significant jobs and economic activity to the region.


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Real Estate Data for Lexington, SC

Zillow Home Price Trends

Single Family Residential 2010-2020 for Zip Code 29072


$254.2K
$239.0K
$223.7K
$208.5K
$193.3K
2011
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2021

Offering Details

Deal Terms

RAISE AMOUNT	$90,710	PURCHASE PRICE	$215,000
PRICE PER SHARE	$10	PROCEEDS TO ARRIVED (ONE TIME)	$12,795
NUMBER OF SHARES	9,071	ASSET MANAGEMENT FEE (ANNUAL)	$907

Important Information

Arrived Homes, LLC (the "Company") intends to sponsor a securities offering with respect to this property pursuant to Regulation A under the Securities Act of 1933. The Company is now "testing the waters" to gauge market demand and it is under no obligation to make an offering under Regulation A. No money or other consideration is being solicited in connection with the information that is now being provided, and if money is sent in response, it will not be accepted. No offer to buy our securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A has been filed with and qualified by the Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the Form 1-A qualification date. A person's indication of interest involves no obligation or commitment of any kind.